Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

January 24, 2023

Target Corporation

1000 Nicollet Mall

Minneapolis, Minnesota 55403

Ladies and Gentlemen:

We have acted as counsel for Target Corporation, a Minnesota corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (File No. 333-254130) (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the securities referred to therein, and the Prospectus Supplement dated January 17, 2023 (“Prospectus Supplement”) to the Prospectus dated March 11, 2021 (the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of $500,000,000 aggregate principal amount of 4.400% Notes due 2033 and of $1,150,000,000 aggregate principal amount of 4.800% Notes due 2053 (collectively, the “Notes”). The Notes are to be issued under the Indenture dated as of August 4, 2000 entered into by the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One Trust Company, N.A.), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of May 1, 2007 (as so supplemented, the “Indenture”), and sold pursuant to the Underwriting Agreement, dated January 17, 2023 between the Company and the Underwriters named therein (the “Underwriting Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In rendering the opinion expressed herein, we have examined or are otherwise familiar with the Amended and Restated Articles of Incorporation of the Company, as amended to date, the Bylaws of the Company, as amended to date, the corporate actions taken by the Company in connection with the Indenture and the Notes, the Registration Statement, the Prospectus Supplement, the Prospectus, the Underwriting Agreement, the Indenture, executed copies of the global notes evidencing the Notes, and such other documents, records, agreements, certificates and instruments, and have reviewed such authorities of law, as we have deemed necessary or appropriate for the purposes of this opinion.

Based on and subject to the foregoing and the qualifications that follow, we are of the opinion that the Notes have been duly authorized and duly executed by the Company and, when authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered to

Target Corporation

January 24, 2023

and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as the same may be limited by the effect of bankruptcy, insolvency, receivership, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, assignment for the benefit of creditors and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States.

We have relied, as to certain relevant facts, upon representations made by the Company in the Underwriting Agreement, the Indenture and the Notes, upon the assumptions set forth herein, and upon certificates of public officials and officers of the Company reasonably believed by us to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question and to carry out their role in the transaction; (ii) each party to agreements or instruments relevant hereto (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to or having rights under agreements or instruments relevant hereto (other than the Company) has complied with all legal requirements pertaining to its status (such as legal investment laws, foreign qualification statutes and business activity reporting requirements, including, without limitation, to the extent applicable, the provisions of Minnesota Statutes Section 290.371) as such status relates to its rights to enforce such agreements or instruments against the Company; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document, including electronic signatures, are genuine; (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vi) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the opining jurisdictions, are publicly available to lawyers practicing in Minnesota; (vii) the conduct of the parties to or having rights under any instrument or agreement relevant hereto has complied with any requirement of good faith, fair dealing and conscionability; (viii) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the opining jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; and (ix) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of dealing among the parties that would, in either case, define, supplement or qualify the agreements or instruments relevant hereto.

Without limiting any other qualifications set forth herein, the opinion expressed herein regarding the enforceability of the Notes is subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii)  limit the enforcement of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (iii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iv) limit the enforceability of provisions releasing, exculpating or exempting a party from,

Target Corporation

January 24, 2023

or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or insofar as such provisions otherwise contravene public policy; (v) may, where less than all of an instrument or agreement may be unenforceable, limit the enforceability of the balance of the instrument or agreement to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (vi) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (vii) may permit a party who has materially failed to render or offer performance required by an instrument or agreement to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the instrument or agreement; (viii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (ix) may require mitigation of damages; and (x) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation).

The opinion herein expressed is limited to the specific issues addressed and to facts and law existing on the date hereof. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota. In addition, we express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission on the date hereof and thereby incorporated by reference into the Registration Statement and to being named in the Prospectus included therein under the caption “Legal Opinions” with respect to matters stated therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/Dawn Holicky Pruitt
Dawn Holicky Pruitt, Partner